3rd Quarter 2020 Earnings Supplemental Slides November 2, 2020

This presentation is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This presentation contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this presentation regarding our expectations with respect to our 2020 financial performance, our modeling assumptions, and earnings growth beyond 2020, as well as other statements related to the Company’s expectations regarding the performance of its business and improvement of operational performance. Forward- looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Safe Harbor Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the company’s actual results to differ materially from its current estimates. These filings are available at www.owens- minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. Owens & Minor uses its web site, www.owens-minor.com, as a channel of distribution for material Company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section. 2 3rd Quarter 2020 Earnings – November 2, 2020

2020 Guidance Subject to the key assumptions below, the Company expects adjusted net income for 2020 to be in a range of $1.90 to $2.00* per share inclusive of the October 2020 equity offering share count. The Company also continues to believe that it remains positioned to deliver double-digit earnings growth in 2021. Key assumptions supporting the Company’s 2020 adjusted net income per share guidance: • Impact of dilution on existing shares to the extent of $0.05 per share • Increase in PPE production capacity remains on schedule for the balance of 2020 • Elective procedures in Q4 remain flat to Q3 levels • Foreign exchange expected to contribute $0.06 of benefit for the full year * On a continuing operations basis. 3 3rd Quarter 2020 Earnings – November 2, 2020

2020 Modeling Assumptions from continuing operations Modeling Assumptions* Full Year 2020 Revenue $8.2 - $8.4 billion Gross Margin 14.75% - 14.90% Interest Expense $84 - $86 million Capital Expenditures $57 - $63 million Adj. Effective Tax Rate 27% - 29% Commodity Prices Stable * Modeling parameters are assumptions used for adjusted EPS guidance for 2020, and the Company undertakes no obligation to update such assumptions/modeling parameters subsequent to the date of this presentation (November 2, 2020). Modeling parameters are presented on a continuing operations basis and exclude acquisition-related and exit & realignment charges. 4 3rd Quarter 2020 Earnings – November 2, 2020